Filed Pursuant to Rule 424(b)(3)

Registration No. 333-161449

KBS LEGACY PARTNERS APARTMENT REIT, INC.

SUPPLEMENT NO. 7 DATED DECEMBER 16, 2010

TO THE PROSPECTUS DATED MARCH 12, 2010

This document supplements, and should be read in conjunction with, the prospectus of KBS Legacy Partners Apartment REIT, Inc. dated March 12, 2010, as supplemented by supplement no. 1 dated April 16, 2010, supplement no. 2 dated May 20, 2010, supplement no. 3 dated August 13, 2010, supplement no. 4 dated October 27, 2010, supplement no. 5 dated November 10, 2010 and supplement no. 6 dated December 10, 2010. As used herein, the terms “we,” “our” and “us” refer to KBS Legacy Partners Apartment REIT, Inc. and, as required by context, KBS Legacy Partners Limited Partnership, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose the declaration of daily dividends for the period from December 16, 2010 through December 31, 2010 and the period from January 1, 2011 through January 31, 2011.

Declaration of Dividends

On December 16, 2010, our board of directors declared a daily dividend for the period from December 16, 2010 through December 31, 2010, which we will pay in January 2011, and a daily dividend for the period from January 1, 2011 through January 31, 2011, which we will pay in February 2011. Investors may choose to receive cash distributions or purchase additional shares through our dividend reinvestment plan. The dividends will be calculated based on stockholders of record each day during these periods at a rate of $0.00178082 per share per day and will equal a daily amount that, if paid each day for a 365-day period, would equal a 6.5% annualized rate based on a purchase price of $10.00 per share. We expect these distributions will be paid from our property operating cash flows.

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